Exhibit 99.1
NEWS RELEASE
RAMBUS REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
Revenue of $37.6 million and loss of $0.10 per share for the fourth quarter; revenue of $142.5 million and loss per share of $1.87 for the year
LOS ALTOS, Calif. — January 29, 2009 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today reported financial results for the fourth quarter and the fiscal year ended December 31, 2008.
Revenues for the fourth quarter of 2008 were $37.6 million, up 27.8% sequentially from the third quarter of 2008 due primarily to the receipt of the withheld royalties related to the now vacated Federal Trade Commission (“FTC”) order and increased royalties from our technology licenses. Revenue for the fourth quarter of 2008 was down 7.2% from the fourth quarter of last year. Revenues for the fiscal year were $142.5 million, down 20.8% from last fiscal year, as a result of lower royalties.
“It was a challenging year yet we finished the fourth quarter above guidance thanks to strong technology royalties as well as a one-time benefit of withheld royalties received once the FTC’s order was vacated,” said Harold Hughes, president and chief executive officer at Rambus. “In a time of considerable economic uncertainty, we have the financial strength to continue innovating in our focus markets and vigorously pursue fair compensation for the use of our patented inventions.”
Total costs and expenses for the fourth quarter of 2008 were $55.6 million, which included $8.7 million of stock-based compensation expenses, $0.2 million of restructuring related expenses and a net recovery of $0.3 million for previous stock-based compensation restatement and related legal expenses as compared to total costs and expenses of $60.0 million for the third quarter of 2008, which included $9.0 million of stock-based compensation expenses, $4.0 million of restructuring related expenses, $2.2 million of asset impairment expenses and $0.4 million for previous stock-based compensation restatement and related legal expenses. General litigation expenses for the fourth quarter of 2008 were $17.7 million, an increase of $2.0 million from the third quarter of 2008.
Total costs and expenses for the fourth quarter of 2007 were $72.6 million, which included $16.4 million of stock-based compensation and $0.8 million of previous stock-based compensation restatement and related legal expenses. General litigation expenses in the fourth quarter of 2007 were $16.1 million.
Interest and other income, net, for the fourth quarter of 2008 were $6.8 million, which included $4.4 million in gain from the repurchase of convertible notes, as compared to interest and other income, net, of $2.7 million in the third quarter of 2008 and $5.3 million in the fourth quarter of 2007.
Total costs and expenses for the fiscal year 2008 were $231.2 million, which included $37.2 million of stock-based compensation expenses, $4.2 million of restructuring-related expenses, $2.2 million of asset impairment expenses and $3.3 million for the previous stock-based compensation restatement and related legal expenses, as compared to total costs and expenses of $250.1 million for fiscal year 2007, which included $44.8 million of stock-based compensation expenses and $19.5 million for previous stock-based compensation restatement and related legal expenses. General litigation expenses for the year were $55.7 million, an increase of $16.2 million from fiscal year 2007.
Net loss for the fourth quarter of 2008 was $10.7 million as compared to a net loss of $27.9 million in the previous quarter and a net loss of $14.6 million in the fourth quarter of 2007. Net loss per share for the fourth quarter of 2008 was $0.10 as compared to a net loss per share of $0.27 for the previous quarter and a net loss per share of $0.14 for the fourth quarter of 2007.
Net loss for the fiscal year 2008 was $195.9 million as compared to a net loss of $27.7 million for the fiscal year 2007. Net loss per share for the fiscal year 2008 was $1.87 as compared to a net loss per share of $0.27 for the fiscal year 2007.
Cash, cash equivalents and marketable securities as of December 31, 2008 were $345.9 million, down approximately $33.1 million from September 30, 2008 and down approximately $95.0 million from December 31, 2007. During the fourth quarter of 2008, the Company repurchased approximately 1.6 million shares of common stock with an aggregate value of $14.3 million. Additionally, Rambus repurchased approximately $23.1 million in face value of its convertible notes for approximately $18.7 million, resulting in a gain of $4.4 million in the fourth quarter of 2008. During 2008, the Company repurchased approximately 3.6 million shares of common stock with an aggregate value of $49.2 million. The Company also paid approximately $18.3 million for a settlement related to the class action lawsuit during 2008.
The conference call discussing fourth quarter and year-end results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today. A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 4263715.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Additional information is available at www.rambus.com.
Contacts:
Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com
Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Press Release Financials	Rambus 4440 El Camino Real Los Altos, CA 94022
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$116,241	$119,391
Marketable securities	229,612	321,491
Accounts receivable	614	442
Unbilled receivables	889	1,478
Prepaids and other current assets	7,871	8,349
Deferred taxes	88	11,595

Total current assets	355,315	462,746

Restricted cash	632	2,286
Deferred taxes, long-term	1,857	116,209
Intangible assets, net	7,244	13,441
Property and equipment, net	22,290	24,587
Goodwill	4,454	4,454
Other non-current assets	4,483	3,624

Total assets	$396,275	$627,347

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,374	$11,283
Accrued payroll and related benefits	9,859	9,985
Accrued litigation expenses	14,265	26,234
Other accrued liabilities	3,201	5,894
Deferred revenue	1,787	2,756

Total current liabilities	35,486	56,152

Long-term liabilities:
Convertible notes	136,950	160,000
Other long-term liabilities	2,854	4,111

Total long-term liabilities	139,804	164,111

Total stockholders’ equity:	220,985	407,084

Total liabilities and stockholders’ equity	$396,275	$627,347

Press Release Financials	Rambus 4440 El Camino Real Los Altos, CA 94022
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Royalty revenue	$35,736	$36,043	$126,910	$154,306
Contract revenue	1,877	4,489	15,584	25,634

Total revenues	37,613	40,532	142,494	179,940

Costs and expenses:
Cost of contract revenues (1)	2,892	8,246	21,303	27,124
Research and development (1)	17,174	22,538	76,222	82,877
Marketing, general and administrative (1)	35,700	40,940	124,077	120,597
Restructuring costs (1)	161	—	4,185	—
Impairment of asset	—	—	2,158	—
Costs (recovery) of restatement and related legal activities	(302)	826	3,262	19,457

Total costs and expenses	55,625	72,550	231,207	250,055

Operating loss	(18,012)	(32,018)	(88,713)	(70,115)

Interest and other income, net	6,835	5,263	17,042	21,759

Loss before income taxes	(11,177)	(26,755)	(71,671)	(48,356)

Provision for (benefit from) income taxes	(496)	(12,197)	124,252	(20,692)

Net loss	$(10,681)	$(14,558)	$(195,923)	$(27,664)

Net loss per share:
Basic	$(0.10)	$(0.14)	$(1.87)	$(0.27)
Diluted	$(0.10)	$(0.14)	$(1.87)	$(0.27)
Weighted-Average Shares used in computing per share amounts:
Basic	103,915	104,754	104,574	104,056
Diluted	103,915	104,754	104,574	104,056

(1)	Total stock-based compensation expense for the three and twelve month periods ended December 31, 2008 and December 31, 2007 are presented as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Cost of contract revenues	$583	$1,841	$5,187	$5,910
Research and development	$2,491	$6,378	$13,488	$16,199
Marketing, general and administrative	$5,593	$8,189	$18,492	$22,701
Restructuring costs	$—	$—	$547	$—